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EXHIBIT 21

                               SVI SOLUTIONS, INC.

                              LIST OF SUBSIDIARIES

     Name                           State of Incorporation
     ----                           ----------------------

     SVI Retail, Inc.                       Delaware

     Sabica Ventures, Inc.                  California

     SVI Training Products, Inc.            California
     (sold effective April 1, 2003)